Exhibit 3

14 June 2012

Company Announcements Platform

Australian Securities Exchange

Level 4

20 Bridge Street

SYDNEY NSW 2000

By e-Lodgement

AURORA ACQUIRES MAJORITY CONTROL OF EUREKA

AND OFFER PERIOD IS AUTOMATICALLY EXTENDED

Aurora Oil & Gas Limited (ASX:AUT) (TSX:AEF) (“Aurora” or “the Company”), wishes to announce that Aurora’s holding in Eureka Energy Limited (“Eureka Energy”) increased to 55.89% on 14 June 2012.

Aurora now has majority control of Eureka Energy.

As a result of that increase, Aurora’s on market offer (“Offer”) has been automatically extended by 14 days in accordance with section 624(2) of the Corporations Act 2001 (Cth). Aurora’s Offer will now end at 4:00pm (AEST) on 28 June 2012 (unless extended).

Attached is a notice of automatic extension of the Offer period in accordance with section 624(2) of the Corporations Act 2001 (Cth) (“Notice”). A copy of this announcement and the Notice has today been sent to each Eureka Energy shareholder who has not accepted the Offer.

    Eureka Energy Shareholders should note that:

•	Aurora’s Offer is unconditional, the Offer price is final and will not be increased.

•	The Eureka Energy share price may fall after the Offer closes.

•	Shareholders who do not accept the Offer will be minority shareholders in Eureka Energy.

•	Depending on Aurora’s level of ownership, it will seek to remove Eureka Energy from the official list of ASX (see section 5 of Aurora’s bidder’s statement).

•	Eureka Energy shareholders may have limited opportunity to dispose of their shares into a liquid market once the Offer closes.

•	Eureka Energy directors unanimously recommend you accept the Offer and intend to accept the Offer in respect of their own Eureka Energy shares.

Shareholders should not delay the sale of their Eureka Energy shares on market now that Aurora has acquired majority control. To accept the offer, shareholders should sell their shares on market by contacting their stockbroker or other financial advisor immediately.

Aurora Oil & Gas Limited ABN 90 008 787 988

HEAD OFFICE			Aurora USA Oil & Gas. Inc.
LeveL 20, 77 St. George’s Terrace, Perth WA 6000, Australia			A subsidiary of Aurora Oil & Gas Ltd
GPO Box 2530, Perth WA 6001, Australia			1111 Louisiana, Suite 4550, Houston, TX 77002 USA
t +61 8 9440 2626	f +61 8 9440 2699	e info@auroraoag.com.au	t +1713 402 1920	f +1 713 357 9674

www.auroraoag.com.au

—ENDS—

Euroz Securities Limited is financial advisor to Aurora and broker to the Offer. Gilbert and Tobin is legal advisor to Aurora.

Further Information:

If shareholders have any questions in relation to the Offer please call the Offer Information Line on 1800 821 492 (toll-free for calls made within Australia) or +61 2 8256 3384 (for calls made from outside Australia) from Monday to Friday between 9:00 am and 5:00 pm (AEST time). Please note that calls to these numbers may be recorded.

Media Contact:

Shaun Duffy
Ilse Schache
FTI Consulting (Perth)	FTI Consulting (Sydney)
08 9386 1233	02 8298 6100
0404 094 384	0416 041 768
shaun.duffy@fticonsulting.com	ilse.schache@fticonsulting.com

www.auroraoag.com.au

Aurora Oil & Gas Limited

ACN 008 787 988

Notice of Automatic Extension of Offer Period

TO:	Eureka Energy Limited ACN 116 829 139 (“Eureka Energy”)

AND TO:	Each Eureka Energy shareholder who has not accepted the offer (“Offer”) made pursuant to the bidder’s statement dated 30 April 2012 by Aurora Oil & Gas Limited ACN 008 787 988 (“Aurora”)

Aurora gives notice under section 624(2) of the Corporations Act 2001 (Cth) (“Corporations Act”) that, as a result of its voting power in Eureka Energy increasing to more than 50% within the last 7 days of the scheduled close of the Offer Period, the Offer Period is automatically extended pursuant to section 624(2) of the Corporations Act so that the Offer Period is now scheduled to close at 4:00pm (AEST) on 28 June 2012. Aurora, however, reserves the right to further extend the Offer Period.

Unless the context requires otherwise, defined terms in this notice have the same meaning as in the Bidder’s Statement.

This notice is dated 14 June 2012.

Signed by IAN LUSTED as a director

of Aurora Oil & Gas Limited

Ian Lusted
Director